Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

JANONE INC. (Parent)

ARCA RECYCLING, INC. and CUSTOMER CONNEXX LLC (Sellers)

and

ARCA AFFILIATED HOLDINGS CORPORATION, ARCA SERVICES INC., and CONNEXX SERVICES INC. (Buyers)

dated as of

February 19, 2021

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i

iii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of February 19, 2021, is entered into among ARCA Recycling, Inc., a California corporation (“ARCA”), Customer Connexx LLC, a Nevada limited liability company (“Connexx”), JanOne Inc., a Nevada corporation (“Parent”), and ARCA Affiliated Holdings Corporation, a Delaware corporation (“Affiliated”), ARCA Services Inc., a Delaware corporation (“ARCA Services”), and Connexx Services Inc, a Delaware corporation (“Connexx Services”). Affiliated, ARCA Services and Connexx Services are collectively referred to as the “Buyers” and are each individually referred to as a “Buyer”.  ARCA and Connexx are collectively referred to as “Sellers” and are each individually referred to as a “Seller” and, along with the Parent and Buyers may be collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, ARCA is engaged in the business of appliance recycling, demanufacturing and the sale of appliance replacement products and services (the “ARCA Business”) and Connexx is engaged in the business of call center services (the “Connexx Business”) which along with the ARCA Business is referred to collectively as the “Businesses”; and

WHEREAS, ARCA wishes to sell and assign to ARCA Services, and ARCA Services wishes to purchase and assume from ARCA, substantially all the assets, and certain specified liabilities, of the ARCA Business, subject to the terms and conditions set forth herein and Connexx wishes to sell and assign to Connexx Services, and Connexx Services wishes to purchase and assume from Connexx, substantially all the assets, and certain specified liabilities, of the Connexx Business, subject to the terms and conditions set forth herein; and

WHEREAS, Parent is the direct or indirect sole holder of the ownership interests of ARCA and Connexx and has approved or will approve and has authorized or will cause to be authorized for ARCA and Connexx the transactions described in this Agreement; and

WHEREAS, Affiliated is the direct or indirect sole holder of the ownership interests of ARCA Services and Connexx Services and has approved or will approve and has authorized or will cause to be authorized for ARCA Services and Connexx Services the transactions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

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“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Adjusted EBITDA” has the meaning set forth in Section 2.05(b)(iii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Cash Flow Note, the Security Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, and the other agreements, instruments and documents required to be delivered at the Closing.

“Applicable Multiple” has the meaning set forth in Section 2.05(b)(i).

“ARCA Business” has the meaning set forth in the recitals.

“ARCA Purchased Assets” has the meaning set forth in Section 2.01.

“Assigned Contracts” has the meaning set forth in Section 2.01(e).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.02(a)(i).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Bills of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Businesses” has the meaning set forth in the recitals.

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“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Las Vegas, Nevada, are authorized or required by Law to be closed for business.

“Businesses IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Businesses.

“Buyer” and “Buyers” have the meanings set forth in the preamble.

“Buyer’s Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyers Indemnitors” has the meaning set forth in Section 8.03.

“Buyer's Accountants” means Moss Adams LLP.

“California Sales Tax Liability” means any amount owed or subsequently determined to be owed to any California agency for sales and use taxes and similar taxes (but not income taxes) for periods prior to the Closing Date.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash Flow Note” has the meaning set forth in Section 3.02(b)(ii).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment Amount” has the meaning set forth in Section 3.02(b)(i).

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Connexx Business” has the meaning set forth in the recitals.

“Connexx Purchased Assets” has the meaning set forth in Section 2.01.

“Contingent Purchase Price” has the meaning set forth in Section 2.05(b).

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“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Businesses included in the line items set forth on Section 1(a) of the Disclosure Schedules and only to the extent acquired by Buyer pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Businesses included in the line items set forth on Section 1(b) of the Disclosure Schedules and only to the extent assumed by Buyer pursuant to the terms of this Agreement.

“Direct Claim” has the meaning set forth in 8.08.

“Discharged Sellers Trade Note Amount” has the meaning set forth in Section 2.08.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyers, as applicable, at or prior to the Closing.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any liens, charges, encumbrances, hypothecations, security interests, pledges, mortgages, or adverse monetary claims of any kind.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, arising out of or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Authority relating to (a) the protection of the environment (including air, water, soil and natural resources) or (b) the presence, transportation, recycling, storage, treatment, use, handling, disposal, Release or threat of Release of, or exposure to, Hazardous Materials

“Environmental Permit” means all material Permits, certifications, licenses, approvals, registrations and authorizations required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Sellers or any of its Affiliates as a “single employer” within the meaning of Sections 414(b), 414(c) or 414(m) of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02.

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“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Fixed Purchase Price” has the meaning set forth in Section 2.05(a).

“Full Payment Date” has the meaning set forth in Section 2.05(b)(ii).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by any Governmental Authority.

“Hazardous Materials” means: (a) any waste, gas, liquid, or other substance or material  that is designated, listed or defined as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).

“Intellectual Property” means any and all rights in any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations,

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applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Businesses as currently conducted to which a Seller is a party, beneficiary, or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers and used or held for use in the conduct of the Businesses as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Sellers with respect to such Intellectual Property and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction.

“Inventory” has the meaning set forth in Section 2.01(d).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Sellers hold any rights or interests granted by other Persons that is used or held for use in the conduct of the Businesses as currently conducted.

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“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ or other professionals’ fees; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, or speculative or remote damages.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Businesses, taken as a whole or (b) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic, financial, business or political conditions; (ii) conditions generally affecting the industries in which the Businesses operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), hostilities or terrorism, or military or police actions, or the escalation or worsening thereof;  (v) hurricanes, earthquakes, floods, or other natural disasters; (vi) any epidemic or pandemic (including COVID-19); (vii) any action required or permitted by this Agreement; (viii) any changes in applicable Laws (or the interpretation or enforcement thereof), or accounting rules, including GAAP; or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Businesses compared to other participants in the industries in which the Businesses operate.

“Multiemployer Plan” has the meaning set forth in Section 4.17(b).

“Outside Date” means the date that is 180 days from the date of this Agreement.

“Parent” has the meaning set forth in the preamble.

“Party” and “Parties” have the meanings set forth in the preamble.

“Payoff Marketable Value” has the meaning set forth in Section 2.05(b).

“Periodic Taxes” means property and similar ad valorem Taxes imposed on a periodic basis with respect to the Purchased Assets; provided, however, that Periodic Taxes shall not include any Taxes based on income or receipts or imposed in connection with the sale or other transfer of property, including, for the avoidance of doubt, Transfer Taxes.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Principal” shall mean Virland Johnson.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“PPP” means section 7(a)(36) of the Small Business Act of 1953 (15 U.S.C. 636(a)(36)), as amended by the CARES Act.

“PPP Lender” means Texas Capital Bank.

“PPP Loan” means a loan obtained by Parent from the PPP Lender pursuant to the PPP in a principal amount of $1,168,218.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(b).

“Rebate Payment Overpayment” means any amount that Buyers are required to pay in excess of the liability on the Sellers’ Balance Sheets to customers of utility companies for whom a Seller received funds from the utility customers but which funds have not been paid by a Seller to such utility company customers for any reason.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape of a Hazardous Material into the environment.

“Representative” means, with respect to any Person, all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(ii).

“Restricted Businesses” means appliance recycling, demanufacturing and the sale of appliance replacement products and services.

“Restricted Period” has the meaning set forth in Section 6.06(a).

“Review Period” has the meaning set forth in Section 2.06(b)(i).

“Seller” and “Sellers” have the meanings set forth in the preamble.

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“Sellers’ Accountants” means WSRP LLC.

“Sellers’ Closing Certificate” has the meaning set forth in Section 7.02(f).

“Sellers Indemnitees” has the meaning set forth in Section 8.03.

“Sellers Indemnitors” has the meaning set forth in Section 8.02.

“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after due inquiry of persons reasonably expected to have information regarding the matter in question, of Tony Issacs, Parent CEO and Michael Stein, Parent Vice President and General Counsel.

“Sellers’ Trade Notes” means those certain advances to Sellers made by certain customers of Sellers and referred to as the Sellers Trade Notes providing for a balance of principal payments in the aggregate amount of $1,168,366.47 as of the date of this Agreement (such amount to be updated to reflect the actual amount outstanding as of Closing).

“Single Employer Plan” has the meaning set forth in Section 4.17(c).

“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii).

“Straddle Period” has the meaning set forth in Section 6.13(b).

“Sub-Lease” has the meaning set forth in Section 3.02(a)(vi).

“Tangible Personal Property” has the meaning set forth in Section 2.01(g).

“Target Working Capital” means $2,000,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.13(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America and its territories and possessions.

“Third-party Claim” has the meaning set forth in Section 8.06.

“Trade Note Discharge Note” has the meaning set forth in Section 2.08.

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“Transfer Taxes” has the meaning set forth in Section 6.13(g).

“Trial Balance” has the meaning set forth in Section 4.05.

“Trial Balance Date” has the meaning set forth in Section 4.05.

“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Union” means any labor union, works council or labor organization.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar Laws of any jurisdiction.

“Working Capital” means (a) the aggregate Current Assets less (b) the aggregate Current Liabilities, determined as of the Closing Date.

Article II
Purchase and Sale

Section 2.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, ARCA shall sell, assign, transfer, convey, and deliver to ARCA Services, and ARCA Services shall purchase from ARCA, and Connexx shall sell, assign, transfer, convey, and deliver to Connexx Services, and Connexx Services shall purchase from Connexx, in each case free and clear of any Encumbrances other than Permitted Encumbrances, all of each of ARCA’s and Connexx’s, respectively, right, title and interest in, to and under all of their respective assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill) (other than the Excluded Assets), that are used or held for use in the ARCA Business or the Connexx Business, respectively (collectively, the “Purchased Assets”).  The Purchased Assets of ARCA are sometimes referred to as the “ARCA Purchased Assets” and the Purchased Assets of Connexx are sometimes referred to as the “Connexx Purchased Assets”.  The term Purchased Assets includes, without limitation, the following assets of a Seller:

(a)cash and cash equivalents on hand, wherever located, including bank balances, bank accounts, investment securities and other short- and medium-term investments;

(b)all accounts or notes receivable, unbilled receivables as usually reflected on Seller’s financial statements and any security, claim, remedy or other right related thereto (“Accounts Receivable”);

(c)all of the amounts on deposit as security for real property leases wherein the Seller is tenant and certain deposits made for capital purchases;

(d)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”);

(e)all Contracts, including Intellectual Property Agreements and Contracts for Leased Real Property, set forth on Section 2.01(e) of the Disclosure Schedules and all outstanding purchase

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orders for Inventory and customer orders for sale of goods existing at Closing (the “Assigned Contracts”);

(f)all Intellectual Property Assets;

(g)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the “Tangible Personal Property”);

(h)all rights to any Actions of any nature available to or being pursued by Seller to the extent solely related to the Seller’s Business, the Purchased Assets, or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

(j)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)all books, ledgers, files, reports, plans, and operating records of the Seller with respect to the Seller’s Business (“Books and Records”); and

(l)all goodwill and the going concern value of the Seller’s Business.

Section 2.02Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”), which Excluded Contracts shall be set forth on Section 2.02(a) of the Disclosure Schedules;

(b)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(c)all Benefit Plans and assets attributable thereto; the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules; and

(d)all insurance benefits, including rights and proceeds, arising from or relating to the Businesses, the Purchased Assets, or the Assumed Liabilities; the rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents.

Section 2.03Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyers shall assume and agree to pay, perform and discharge or cause to be paid, performed, or discharged, only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)all trade accounts payable of Sellers to third parties in connection with the Businesses that remain unpaid and are not delinquent as of the Closing Date and that arose in the ordinary course

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of business consistent with past practice since the Trial Balance Date except that the accounts payable, if at all, to Blackhawk and SkyBridge;

(b)all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default, or violation by Sellers on or prior to the Closing;

(c)the Liabilities set forth in Section 6.04(b);

(d)the Sellers Trade Notes;

(e)and those Liabilities of Sellers set forth on Section 2.03(e) of the Disclosure Schedules.

Section 2.04Excluded Liabilities.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, and others;

(b)any Liabilities for (i) Taxes imposed on or related to the Purchased Assets or the Businesses; in each case, for all periods (or portions of any periods) ending on or before the Closing Date; (ii) Taxes of or with respect to a Seller; and (iii) the California Sales Tax Liability;

(c)any Liabilities relating to or arising out of the Excluded Assets;

(d)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Businesses or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)any product Liability or similar claim for injury to a Person or property that arises out of or is based upon any express or implied representation, warranty, agreement, or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure, adequately to package, label, or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)any recall, design defect, or similar claims of any products manufactured or sold, or any service performed by a Seller;

(g)any Liabilities of a Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

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(h)any Liabilities of Sellers set forth in Section 6.04(c);

(i)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising from the operation of the Businesses prior to the Closing Date;

(j)any trade accounts payable of Sellers (i) that constitute intercompany payables owing to Affiliates of Sellers; (ii) that constitute debt, loans or credit facilities to financial institutions; or (iii) that did not arise in the ordinary course of business;

(k)any Liabilities of the Businesses relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Businesses’ customers to either Seller on or before the Closing; or (ii) did not arise in the ordinary course of business;

(l)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers or Parent (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.02 as Sellers Indemnitees;

(m)any Liabilities under the Excluded Contracts; and

(n)any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.05Purchase Price.  The Purchase Price for the Purchased Assets will equal the Fixed Purchase Price and the Contingent Purchase Price.

(a)The aggregate “Fixed Purchase Price” shall be Twenty-Five Million Dollars ($25,000,000) including the assumption of the unpaid obligations evidenced by the Sellers Trade Notes, plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 3.02.

(b)The “Contingent Purchase Price” shall equal fifty percent of the amount by which Payoff Marketable Value exceeds twenty-five million dollars ($25,000,000).  If the Payoff Marketable Value is less than $25,000,000, the Contingent Purchase Price will equal zero.

(i)In the determination of the Contingent Purchase Price, the  following terms have the meanings herein specified; “Payoff Marketable Value” shall mean a number equal to the product of an amount equal to the Adjusted EBITDA of the Buyers and their Affiliates engaged in the Business and the amount of the Applicable Multiple;  the “Applicable Multiple” will equal 3 if the Full Payment Date occurs during the twelve-month period after the Closing Date, 3.5 if the Full Payment Date occurs in the one-year period beginning on the first annual anniversary of the Closing Date, 4 in the twelve-month period beginning on the second annual anniversary of the Closing Date, 4.5 in the twelve-month period beginning on the third anniversary of the Closing Date and 5 if the Full Payment Date occurs thereafter.

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(ii)Adjusted EBITDA shall be determined as of the day (the “Full Payment Date”) of the payment in full of the principal amount evidenced by the Cash Flow Note.

(iii)“Adjusted EBITDA” shall mean the trailing twelve-month net income increased by the amount of (i) Depreciation, (ii) Amortization, (iii) interest expense or factoring expense (iv) Sellers Trade Notes payable forgiveness (v) management fees paid to Buyers or their Affiliates and (vi) any unusual or onetime accounting events including intangible impairments.

(iv)Buyers, jointly and severally, will pay to Sellers the Contingent Purchase Price in equal quarterly amounts during the five-year term commencing on the Full Payment Date, which unpaid Contingent Purchase Price will bear interest (which shall accrue commencing on the Full Payment Date) until paid at a per annum rate of 6%.

(v)During the period between signing of this Agreement and the Closing, Affiliated and Parent shall mutually review and agree upon any clarifications or refinements to the defined terms and approach to be utilized in determining the Contingent Purchase Price, including, if Affiliated and Parent mutually determine beneficial, the preparation of one or more sample calculations, which if prepared, shall be set forth in Section 2.05(b)(v) of the Disclosure Schedules.

(vi)Affiliated and Parent shall work together to calculate and determine the Contingent Purchase Price. In the event of any dispute regarding the determination of the Contingent Purchase Price, Affiliate and Parent shall present such dispute to the Independent Accountant for resolution in accordance with the methodology set forth in Section 2.06(b)(iii).

Section 2.06Purchase Price Adjustment.

(a)Post-Closing Adjustment.

(i)Within 30 days after the Closing Date, Affiliated shall prepare and deliver to Parent (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.06(a)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Executive Officer of Affiliated that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Sellers’ audited financial statements for the most recent fiscal year end.

(ii)The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital. If the Post-Closing Adjustment is a positive number, Buyers, jointly and severally, shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Parent and Sellers, jointly and severally, shall pay to Buyers an amount equal to the Post-Closing Adjustment, in each case in accordance with the provisions of Section 2.06(b)(vi).

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(b)Examination and Review.

(i)Examination. After receipt of the Closing Working Capital Statement, Parent shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Parent and Parent's Accountants shall have full access to the relevant books and records of Buyers, the personnel of, and work papers prepared by, Buyers to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the possession or control of Buyers) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyers.

(ii)Objection. On or prior to the last day of the Review Period, Parent may object to the Closing Working Capital Statement by delivering to Affiliated a written statement setting forth Parent's objections in reasonable detail, indicating each disputed item or amount and the basis for Parent's disagreement therewith (the “Statement of Objections”). If Parent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Parent. If Parent delivers the Statement of Objections before the expiration of the Review Period, Affiliated and Parent shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Affiliated and Parent, shall be final and binding.

(iii)Resolution of Disputes. If Parent and Affiliated fail to reach an agreement with respect to all the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any “Undisputed Amounts”) shall be submitted for resolution to the office of Eide Bailly LLP  or, if Eide Bailly LLP is unable to serve, such dispute shall be resolved by RSM US LLP (the “Independent Accountant”) who, acting as expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Parent, on the one hand, and Affiliated, on the other hand, based upon the percentage that the amount contested but not awarded to Parent or Affiliated, respectively, bears to the aggregate amount actually contested by Parent and Affiliated.

(v)Determination by Independent Accountant. The Independent Accountant shall decide as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

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(vi)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Affiliated or Parent, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to the date of payment at a rate per annum equal to six percent. Such interest shall be calculated daily based on a 365-day year and the actual number of days elapsed.

(c)Adjustments for Tax Purposes. Any payments made pursuant to Section Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07Allocation of Purchase Price.  Sellers and Buyers agree that the Purchase Price shall be allocated among the ARCA Purchased Assets and the Connexx Purchased Assets for all purposes (including Tax and financial accounting) (the “Allocation”) in accordance with the methodology set forth on Section 2.07 of the Disclosure Schedule. A draft of the Allocation shall be prepared by Affiliated and delivered to Parent within 30 days following the determination of the Closing Working Capital. If the Parties do not agree on the Allocation within 30 days following deliver of the Allocation, such dispute shall be resolved by the Independent Accountant. Buyers and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation.

Section 2.08Contingent Payments Regarding Sellers Trade Notes.  If the holders of the Sellers Trade Notes elect to discharge or forgive any amount of the Sellers Trade Notes assumed by the Buyers during the 12-month period after the Closing (the “Discharged Sellers Trade Note Amount”), Buyers shall provide prompt written notice of such discharge or forgiveness to Parent. The Buyers shall make and deliver to Parent a separate and new term note (the “Trade Note Discharge Note”) with interest (at the same rate as set forth in the Cash Flow Note) accruing from the date of the Trade Note Discharge Note and providing payment of the principal and interest evidenced by the Trade Note Discharge Note on the date provided for or as deferred for the Buyer’s final payment on the Cash Flow Note at the place for payment provided in the Cash Flow Note.

Section 2.09Withholding Tax.  Buyers shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyers may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.10Third-party Consents.  To the extent that a Seller’s rights under any Contract or Permit constituting a Purchased Asset may not be assigned to Buyers without the consent of another Person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and such Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair a Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s

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agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, and Buyer shall take all necessary steps and actions to relieve such Seller of the Assumed Liabilities under such Contract. Buyer agrees to pay, perform and discharge, and indemnify the Sellers Indemnified Parties against and hold the Sellers Indemnitees harmless from, all obligations and liabilities of any of the Sellers Indemnitees relating to such performance or failure to perform Assumed Liabilities under any such Contracts (including any termination penalties or other fees that any counterparties may impose at any time following Closing in connection with termination of any such Contract).  Buyers agree that Sellers shall not have any liability whatsoever (including any liability under Article VIII) to the Buyer or its Affiliates arising out of or relating to the failure to obtain any contract assignment consent or because of the termination of any license, lease, contract, commitment, agreement, or instrument as a result thereof.  Sellers shall not be required to pay any consideration or compromise any rights to obtain any contract assignment consent.

Article III
Closing

Section 3.01Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur ten Business Days after Affiliated provides written notice to Parent that Affiliated has arranged all transactions that will permit Buyers to make all required deliveries to the Parent and the Sellers (or on such other date as Affiliated and Parent may mutually determine).  The Closing will occur remotely by exchange of documents and signatures (or their electronic counterparts) and the date upon which the Closing occurs shall be the “Closing Date”.

Section 3.02Closing Deliverables.

(a)At the Closing, Sellers shall deliver to Buyers the following:

(i)a written statement (the “Closing Statement”) setting forth the Seller’s good faith calculation of the Closing Date Payment.

(ii)a bill of sale duly executed by ARCA (the “ARCA Bill of Sale”) and a bill of sale duly executed by Connexx (the “Connexx Bill of Sale”), each in form and substance mutually agreed by Buyers and Sellers (collectively, the “Bills of Sale”);

(iii)an assignment and assumption agreement duly executed by ARCA (the “ARCA Assignment and Assumption”) and an assignment and assumption agreement duly executed by Connexx (the “Connexx Assignment and Assumption”), each in form and substance mutually agreed by Buyers and Sellers (the “Assignment and Assumption Agreements”);

(iv)assignments in form and substance mutually agreed by Buyers and Sellers (the “Intellectual Property Assignments”) and duly executed by ARCA or Connexx as the case may be;

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(v)with respect to each Lease, an Assignment and Assumption of Lease in form and substance mutually agreed by Buyers and Sellers (each, an “Assignment and Assumption of Lease”) and duly executed by the applicable Seller;

(vi)a sub-lease (the “Sub-Lease”) approved by Live Ventures Incorporated (“Live”) for a part of the premises at 325 E. Warm Springs Rd, #102, Las Vegas, Nevada 89118 for the use and occupancy of Connexx Services, in form and substance mutually agreed by Connexx Services and Live;

(vii)the Sellers’ Disclosure Schedules;

(viii)the Sellers’ Closing Certificate;

(ix)the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.02(j) and Section 7.02(k); and

(x)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to this Agreement.

(b)At the Closing, Buyers shall deliver to Sellers the following:

(i)the Closing Payment Amount by wire transfer of immediately available funds to an account designated in writing by Parent to Affiliated.  The “Closing Payment Amount” shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000) less any amount to be paid by Buyers to any third person as directed by Sellers and Parent to obtain the release of any Encumbrance (other than a Permitted Encumbrance) on the Purchased Assets.

(ii)The Cash Flow Note in form and substance mutually agreed by Buyers and Sellers payable to Parent in an amount equal to the Fixed Purchase Price less the Closing Payment Amount and less the outstanding principal amount of the Sellers’ Trade Notes on the Closing Date (the “Cash Flow Note”).  The Cash Flow Note shall be subordinated (pursuant to the terms of one or more subordination agreements in form mutually agreeable to the parties thereto) to the obligations of Buyers for the repayment to a senior lender for borrowed funds up to an aggregate limit of $14,000,000 if, and only if, such obligations of Buyers to such senior lender were entered in connection with the purchase and sale transactions contemplated by this Agreement or for the purpose of making installment payments on the Cash Flow Note or for purchases of equipment to be used in the operation by Buyers of the Business, which purchases shall not exceed an aggregate limit of $3,000,000;

(iii)a security agreement granting a security interest in all of the Purchased Assets in form and substance mutually agreed by Parent, Affiliated and any senior lender(s) of Buyers;

(iv)the Guaranty Agreement, duly executed by the Principal, in form and substance mutually agreed by Parent and the Principal;

(v)the Assignment and Assumption Agreements duly executed by the applicable Buyer;

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(vi)with respect to each Lease, an Assignment and Assumption of Lease duly executed by the applicable Buyer;

(vii)the Buyers’ Disclosure Schedules;

(viii)the Sub-Lease, duly executed by Connexx Services;

(ix)the Buyers’ Closing Certificate;

(x)the certificates of the Secretary or Assistant Secretary of Buyers required by Section 7.03(g) and Section 7.03(h); and

(xi)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Parent and Sellers, as may be required to give effect to this Agreement.

(c)The Parties shall deliver and receive any schedule provided for in this Agreement and shall modify or update any previously delivered schedules to make all such information accurate and complete as of the Closing Date.

Article IV
Representations and Warranties of Sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to Buyers as follows, as of the date hereof and as of the Closing Date.

Section 4.01Organization and Qualification of Parent.   Parent has full corporate power and authority to enter into this Agreement, the Ancillary Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and any Ancillary Document to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Buyers) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms. When each Ancillary Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms.

Section 4.02Organization and Qualification of Sellers. ARCA is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on the ARCA Business as currently conducted. Connexx is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full limited liability company power and authority to own, operate, or

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lease the properties and assets now owned, operated, or leased by it and to carry on the Connexx Business as currently conducted.  Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets, or the operation of the Businesses as currently conducted, makes such licensing or qualification necessary.

Section 4.03Authority of Sellers. Sellers have full corporate or limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Sellers are party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any Ancillary Document to which Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyers) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each Ancillary Document to which Sellers are or will be party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Sellers enforceable against it in accordance with its terms.

Section 4.04No Conflicts; Consents.  The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents to which they are party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, articles of organization, by-laws, operating agreement or other organizational documents of  Sellers; (b) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Sellers, the Businesses or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Sellers are party or by which Sellers or the Businesses are bound or to which any of the Purchased Assets are subject (including any Assigned Contract), except as would not be reasonably expected to have a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth on Section 4.03 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required to be obtained by Sellers in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Sellers are party and the consummation by Sellers of the transactions contemplated hereby and thereby.

Section 4.05Financial Statements. Buyers have received complete copies of the  trial balances of the Businesses as of January 2, 2021 and such is referred to herein as the “Trial Balance” and the date thereof as the “Trial Balance Date”.

Section 4.06Undisclosed Liabilities. To Sellers’ knowledge, Sellers have no material Liabilities with respect to the Businesses, except (a) those which are adequately reflected or

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reserved against in the Trial Balance as of the Trial Balance Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Trial Balance Date and which are not, individually or in the aggregate, material in amount, and (c) those which are disclosed in the Disclosure Schedules.

Section 4.07Assigned Contracts. Each Assigned Contract is valid and in full force and effect in accordance with its terms. To the Sellers’ Knowledge, there is no material default or claim of material default by Sellers under any Assigned Contract and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by Sellers or, to Sellers’ Knowledge, any other party thereto under any Assigned Contract, or, to Sellers’ Knowledge, would permit termination of any Assigned Contract or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets, other than such defaults, claims or events the effect of which would not have a Material Adverse Effect.

Section 4.08Title to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all the Purchased Assets. All such Purchased Assets (including leasehold interests) are (or will be as of the Closing) free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)those items set forth in Section 4.08(a) of the Disclosure Schedules;

(b)liens for Taxes not yet due and payable;

(c)mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and that are not, individually or in the aggregate, material to the Businesses or the Purchased Assets;

(d)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are not, individually or in the aggregate, material to the Businesses or the Purchased Assets and that do not prohibit or interfere with the current operation of any Real Property; or

(e)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Businesses or the Purchased Assets.

Section 4.09Condition of Assets.  To the Sellers’ Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property included in the Purchased Assets are in operating condition and repair.

Section 4.10Real Property.

(a)The Sellers do not own any real property.

(b)Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Parent or Sellers and used in or necessary for the conduct of the Businesses as currently conducted (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses and other material agreements, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which Sellers hold any Leased Real Property

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(collectively, the “Leases”). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, to Sellers’ Knowledge:

(i)such Lease is valid, binding, enforceable and in full force and effect, and Sellers enjoy peaceful and undisturbed possession of the Leased Real Property;

(ii)Sellers are not in breach or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers have paid all rent due and payable, as of the date of this Agreement, under such Lease;

(iii)Sellers have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Leases and, to the Sellers’ Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)Sellers have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)Sellers have not pledged, mortgaged or otherwise granted an Encumbrance, other than a Permitted Encumbrance, on its leasehold interest in any Leased Real Property.

(c)To the Sellers’ Knowledge, Sellers have not received written notice of (i) violations of building codes and/or zoning ordinances affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings that would reasonably be expected to have a Material Adverse Effect.

Section 4.11Intellectual Property.

(a)Section 4.11(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Businesses as currently conducted.

(b)Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements: (i) under which Sellers are a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Sellers are a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) that otherwise relate to the Sellers’ ownership or use of any Intellectual Property in the conduct of the Businesses as currently conducted. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and

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binding on Sellers in accordance with its terms and is in full force and effect. Neither Sellers nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)Either or both Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets and have the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Businesses as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially the same terms as they were owned or available for use by Sellers immediately prior to the Closing.

(e)To Sellers’ Knowledge, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Sellers in the conduct of the Businesses; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Sellers or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Sellers are not subject to any outstanding Governmental Order that does or would reasonably be expected to materially restrict or impair the use of any Intellectual Property Assets.

(f)Section 4.11(f) of the Disclosure Schedules contains a correct and complete list of all social media accounts used by Sellers in the conduct of the Businesses.

Section 4.12Inventory.  The Inventory to be delivered to Buyers at Closing will constitute sufficient quantities for the normal operation of the Businesses in the ordinary course of the Businesses, consistent with expected production levels.

Section 4.13Accounts Receivable The Accounts Receivable reflected in the Trial Balance and the Accounts Receivable and the Unrealized Accounts Receivable arising after the date thereof have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

Section 4.14Insurance.  To the Sellers’ Knowledge, the Businesses are covered by insurance of the type and in the amounts customarily carried by Persons conducting a business similar to the Businesses and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which it is bound except where noncompliance would not have a Material Adverse Effect.

Section 4.15Legal Proceedings; Governmental Orders.

(a)Except as set forth on Section 4.15(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against Sellers (i) relating to or affecting the Businesses, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to

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prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred that would reasonably be expected to give rise to any such Action.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against the Businesses.

Section 4.16Compliance With Laws; Permits.

(a)To the Sellers’ Knowledge, except as set forth in Section 4.16(a) of the Disclosure Schedules, Sellers have complied, and are now complying, with all Laws applicable to the conduct of the Businesses as currently conducted or the ownership and use of the Purchased Assets except where noncompliance would not have a Material Adverse Effect.

(b)To the Sellers’ Knowledge, all Permits required for Sellers to conduct the Businesses as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect, except where failure to have any such Permit would not have a Material Adverse Effect. To the Sellers’ Knowledge, Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Sellers that are used in the conduct of the Businesses as currently conducted, including the names of the Permits and their respective dates of issuance and expiration.

Section 4.17Employee Benefit Matters.   To the Sellers’ Knowledge:

(a)Section 4.17(a) of the Disclosure Schedules contain a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, maintained by Sellers or to which Sellers are party or are bound, or with respect to which payments or contributions are required to be made by Sellers, or in respect of which Sellers may otherwise have any liability in respect of their employees (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)Except as set forth in 4.17(b) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a),

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respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.

(c)No pension plan (other than a Multiemployer Plan) that is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Businesses or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)No Benefit Plans provide any health, life or other welfare benefits to retired or former employees of Sellers, other than as required by Section 4980B of the Code, or any similar applicable Law.

(e)There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Businesses to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(h)The representations and warranties contained in this Section 4.17 shall be the exclusive representations and warranties with respect to employee benefit matters and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the Benefit Plans.

Section 4.18Employment Matters. To the Sellers’ Knowledge:

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(a)Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Businesses as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) employer; (iv) hire or retention date; (v) current annual base compensation rate or contract fee; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.18(a) of the Disclosure Schedules, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Businesses for services performed on or prior to the Closing have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)Sellers are not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Sellers, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Businesses. Sellers have no duty to bargain with any Union.

(c)Sellers are, and during the past three (3) years have been, in material in compliance all applicable Laws pertaining to employment and employment practices relating to employment practices, terms and conditions of employment, wages, hours of work, discrimination, employee whistleblowing, classification of employees, immigration, equal opportunity and workplace safety and health. There are no Actions against Sellers pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Businesses.

(d)Sellers have complied with the WARN Act, except to the extent any non-compliance would not have a Material Adverse Effect.

Section 4.19Taxes.  To the Sellers’ Knowledge, except as set forth in Section 4.19 of the Disclosure Schedules:

(a)All Tax Returns with respect to the Businesses required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed (taking into account any applicable extension periods). Such Tax Returns are accurate and complete in all material respects.

(b)Sellers, with respect to the Businesses and the Purchased Assets, have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(c)No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to Sellers in connection with the Businesses or the Purchased Assets for any taxable years.

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(d)All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e)Sellers are not parties to any Action by any taxing authority. To Sellers’ Knowledge, there are no pending or threatened Actions by any taxing authority.

(f)There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the Purchased Assets.

(g)Sellers are not “foreign persons” as that term is used in Treasury Regulations Section 1.1445-2.

(h)Sellers are not, and have not been, with respect to the Businesses or the Purchased Assets, parties to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

Section 4.20Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Sellers.

Article V
Representations and Warranties of Buyers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyers, severally and not jointly, represent and warrant to Parent and Sellers as follows, as of the date hereof and as of the Closing Date.

Section 5.01Organization of Buyer.  Each Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02Authority of Buyer.  Each Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which such Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Buyer. This Agreement has been duly executed and delivered by Buyers, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of Buyers enforceable against Buyer sin accordance with its terms. When each Ancillary Document to which a Buyer is or will be a party has been duly executed and delivered by such Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Buyer enforceable against it in accordance with its terms.

Section 5.03No Conflicts; Consents.  The execution, delivery and performance by Buyers of this Agreement and the Ancillary Documents to which they are party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result

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in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyers; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyers; or (c) require the consent, notice or other action by any Person under any Contract to which a Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyers in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyers.

Section 5.05Sufficiency of Funds.  Buyers will, at Closing, have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Payment Amount, assume the Assumed Liabilities and consummate the transactions contemplated by this Agreement.

Section 5.06Regulatory Matters.  Buyers are not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might materially affect their ability to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.07Legal Proceedings.  There are no Actions pending or, to Buyers’ knowledge, threatened against or by any Buyer or any Affiliate of any Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such Action.

Article VI
Covenants and Other Agreements

Section 6.01Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Affiliated (which consent shall not be unreasonably conditioned, withheld, denied or delayed), Sellers shall (x) conduct the Businesses in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Businesses. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)preserve and maintain all Permits required for the conduct of the Businesses as currently conducted or the ownership and use of the Purchased Assets;

(b)pay the debts, Taxes and other obligations of the Businesses when due;

(c)continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable (other than discounts that are consistent with past practice);

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(d)maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)perform all of its obligations under all Assigned Contracts;

(g)maintain the Books and Records in accordance with past practice and provide to Affiliated, the Sellers weekly Trial Balances; and

(h)comply in all material respects with all Laws applicable to the conduct of the Businesses or the ownership and use of the Purchased Assets.

Nothing in this Agreement shall diminish Sellers’ title to the Businesses or shall be construed to limit Sellers’ discretion to operate the Businesses in the ordinary course or shall give Buyers any ownership rights to the Purchased Assets before Closing. The Principal shall not take any action that would cause Sellers to be in breach of any of the provisions of this Section 6.01.

Section 6.02Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyers and their Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyers or any of their Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyers in their investigation of the Businesses. Without limiting the foregoing, Sellers shall permit Buyers and their Representatives to conduct non-invasive environmental due diligence of the Real Property (subject to obtaining any required landlord consents in the case of leased property), but Buyers and their Representatives shall not be permitted to conduct any invasive due diligence (including any Phase II or similar assessments) of the Real Property without the express prior written consent of Parent (and in respect of leased property, the landlord). Any investigation pursuant to this Section Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Businesses or any other businesses of Parent or Sellers.

Section 6.03No Solicitation of Other Bids.

(a)Sellers shall not and shall not authorize or permit any of their Affiliates or any of  their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyers or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Businesses or the Purchased Assets.

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(b)Sellers agree that the rights and remedies for noncompliance with this Section Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyers and that money damages would not provide an adequate remedy to Buyers.

Section 6.04Employees and Employee Benefits.

(a)Buyers shall offer employment to those employees who are employed by the Businesses on the Closing Date, and to Michael Stenger and Chris Chammas, employees of Parent (the “Employees”) (including those employees on leave of absence, vacation, or otherwise absent from work on the Closing Date).

(b)Buyers shall be solely responsible, and Parent and Sellers shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Businesses, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with Parent or Sellers at any time on or prior to the Closing Date and Buyers shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Businesses or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Businesses which claims relate to events occurring on or prior to the Closing Date.

(d)Effective as soon as practicable following the Closing Date, Sellers, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that they maintain, to the defined contribution retirement plan maintained by Buyers, with respect to those employees of the Businesses who become employed by a Buyer, or an Affiliate of a Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyers’ plan, all transferred account balances from Sellers’ plans shall become fully vested.

(e)For one year following the Closing Date, Buyers shall maintain the base salary or base wages, as applicable, of any Employee who becomes employed by a Buyer or any of its Affiliates that are no less than the amount in effect immediately prior to the Closing Date.  Each employee of the Businesses who becomes employed by a Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement shall be eligible to receive the benefits maintained for employees of Buyers on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyers or their Affiliates, which benefits shall be no less favorable, in the aggregate, than those received by such employees from Parent or Sellers.

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(f)Notwithstanding anything herein to the contrary, after the Closing Date, the Buyers shall reimburse Parent at the rate of $2,000 per month for each month that Zhanna Arabadzhi provides services to the Buyers.

(g)Buyers shall cause each of its benefits plans in which employees of the Businesses who become employed by Buyers or their Affiliates are eligible to participate to take into account for purposes of eligibility, vesting and for purposes of severance, vacation and sick leave benefit accrual thereunder, the length of service of such employees with Sellers or their Affiliates prior to the Closing Date, to the same extent that such service was credited under a comparable plan of Sellers or their Affiliates; provided, however, that such credit shall not result in a duplication of benefits for the same period of service.

Section 6.05Confidentiality.  From and after the Closing, Parent and Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Businesses, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Parent and Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Parent or Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information that Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06Non-Competition; Non-Solicitation.

(a)For a period of five years commencing on the Closing Date (the “Restricted Period”), Parent shall not, and shall not permit any of its Affiliates, directly or indirectly, to (i) engage in, or assist others in engaging in, the Restricted Businesses in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Businesses in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) cause, induce or encourage any Material Customer or Material Supplier to terminate or adversely modify its relationship with Buyer. Notwithstanding the foregoing, any of Parent and either Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Parent or such Seller is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own five percent or more of any class of securities of such Person.

(b)During the Restricted Period, Parent shall not, and shall not permit any of its Affiliates, directly or indirectly, to hire or solicit any person who is becomes employed by Buyer pursuant to Section 6.04 or is or was employed in the Businesses during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided, that nothing in this Section 6.06 shall prevent Sellers or any of their

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Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee or (iii) any employee who contacted Parent or its Affiliate in response to a general solicitation (as described above).

(c)Parent and Sellers acknowledge that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Parent or Sellers of any such obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)Parent and Sellers acknowledge that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)If Parent makes a good faith determination that any effort to collect any sums evidenced by or due under the terms of the Cash Flow Note will not result in any material payment, and Buyers have not provided reasonable assurances that material payment under the Cash Flow Note will be made, then the restrictions set forth in this Section 6.06 shall terminate and be of no force or effect.

Section 6.07Governmental Approvals and Consents.

(a)Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with each other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(b)The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(c)Sellers and Buyers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in 4.03 and 5.03 of the Disclosure Schedules.

Section 6.08Books and Records.

To facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyers shall:

(a)retain the Books and Records (including electronically stored information and including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(b)upon reasonable notice, afford the Parent or Sellers’ Representatives reasonable access (including the right to make, at Parent or Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

To facilitate the resolution of any claims made by or against or incurred by Buyers after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Sellers shall:

(a)retain the books and records (including electronically stored information and including personnel files) of Sellers that relate to the Businesses and their operations for periods prior to the Closing; and

(b)upon reasonable notice, afford the Buyers’ Representatives reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such Books and Records.

Neither Buyers nor Parent nor Sellers shall be obligated to provide any other Party with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would violate any Law.   Buyers further agree to make available to the Representatives of Parent and its Affiliates those employees of Buyers and their Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Parent or Sellers in connection with inquiries for any reasonable business purpose, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyers or any of their Affiliates.

Section 6.09Closing Conditions.  From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10Public Announcements.  (a) No Party shall issue any press release or make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), and (b) the Parties shall consult with each other regarding any other proposed written public announcements

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or statements with respect to this Agreement and the transactions contemplated hereby to the extent practicable; provided, however, that a Party may make any such announcements or statements that such Party has been advised by counsel may be required by Law (including stock exchange regulations) or, in the case of clause (b), where such consultation is impracticable under the circumstances.

Section 6.11Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyers; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12Receivables.  From and after the Closing, if Sellers or any of their Affiliates receive or collect any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliates shall remit such funds to Buyers within three Business Days after receipt thereof.  From and after the Closing, if Buyers or their Affiliates receive or collect any funds relating to any Excluded Asset, Buyers or their Affiliates shall remit any such funds to Sellers within three Business Days after receipt thereof.

Section 6.13Taxes.

(a)From and after the Closing, Parent, on one hand, and Buyers, on the other hand, shall cooperate with the other in connection with Tax matters relating to the Businesses, including the conduct of any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed, which cooperation shall include (i) retaining and (upon the request of the other Parties) providing reasonable access to the other Parties and/or their representatives to records and information that are relevant to such proceedings and (ii) making employees available, at reasonable times and without unnecessary interference with business operations, to provide additional information and explanation of any material provided hereunder.

(b)In the case of any Tax period that includes but does not end on the Closing Date (each a “Straddle Period”), (i) Sellers shall be responsible for and shall pay the portion of all Periodic Taxes imposed on or with respect to the Purchased Assets in an amount equal to the product of the entire amount of such Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, which amount shall be an Excluded Liability, and (ii) Buyers shall be responsible for and shall pay the portion of all Periodic Taxes imposed on or with respect to the Purchased Assets for any Straddle Period in an amount equal to the product of the entire amount of such Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period beginning on the day after the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  To the extent not filed on or prior to the Closing Date, all tax returns relating to Periodic Taxes for any Straddle Period shall, unless otherwise required by Law, be filed by Buyers consistent with past practice with respect to the Purchased Assets and the Business; provided, however, that any such tax return shall be subject to the review and prior written consent of Parent, which consent shall

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not be unreasonably withheld, delayed, denied, or conditioned.  In the event that Buyers are responsible for the payment of such Taxes, Sellers shall reimburse Buyers for the amount of such Taxes within five days of the due date for the payment of such Taxes (except to the extent and in the amount that such Taxes are included as a liability in the Closing Working Capital Statement).  In the event that Sellers are responsible for the payment of such Taxes, Buyers shall reimburse Sellers for the amount of such Taxes within five days of the due date for the payment of such Taxes.

(c)If Buyers receive notice of a proposed audit, claim, assessment or other dispute concerning an amount of Taxes relating to the Businesses or Purchased Assets for periods ending on or prior to, or including, the Closing Date, Affiliated shall promptly notify Parent in writing of such notice.  If a written claim for Taxes shall be made by any Governmental Authority which claim, if successful, might result in a Tax liability of Sellers (or their Affiliates) or indemnification payment by Sellers to Buyers (a “Tax Claim”), Buyers shall forward a copy of such Tax Claim to Parent within ten days of receipt of such Tax Claim.  With respect to any Tax Claim, Parent may elect in its sole discretion, and at its sole cost, to control all proceedings in connection with such Tax Claim (including selection of counsel), and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto and may, in its sole discretion, either pay the Tax Claim and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner, provided that Parent shall keep Affiliated advised of the progress of such Tax Claim and Parent shall provide Affiliated with copies of written correspondence received from any Governmental Authority with respect to such Tax Claim, and provided further that, if such Tax Claim could reasonably be expected to affect the Taxes of Buyers with respect to the Businesses or Purchased Assets, Parent shall not effect or agree to any resolution of such Tax Claim without the prior written consent of Affiliated, which shall not be unreasonably withheld, delayed, denied, or conditioned.  Buyers shall control all other proceedings in connection with any Tax Claim, provided that (i) Parent shall have the right to participate in such proceeding (at its expense) and (ii) Buyers shall not effect or agree to any resolution of such Tax Claim without the prior written consent of Parent, which shall not be unreasonably withheld, delayed, denied, or conditioned.  In the event any of the procedures set forth in this Section 6.13 conflict with the procedures described in Article VIII, then the procedures set forth in this Section 6.13 shall govern and control.

(d)Buyers shall not, without the prior written consent of Parent, amend any Tax Return or Tax statement of or with respect to the Businesses or the Purchased Assets for any period ending on or prior to, or including, the Closing Date without Parent’s written consent, which shall not be unreasonably withheld, delayed, denied or conditioned.

(e)Any amounts with respect to Taxes that are Excluded Assets (plus any interest received with respect thereto from the applicable Governmental Authority) shall be paid by Buyers to Sellers within 10 days after a Buyer receives such amounts, less any Taxes or costs incurred by Buyers in obtaining or receiving such amounts.

(f)Notwithstanding anything to the contrary contained in this Agreement, (i) Sellers shall not be liable for any Taxes of or with respect to the Businesses or the Purchased

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Assets for any period following the Closing Date and (ii) the Party responsible for filing any Tax Returns under this Agreement shall be responsible for the costs of preparation of such Tax Returns.

(g)Notwithstanding anything in this Agreement to the contrary, sales Taxes, transfer Taxes, stamp Taxes, conveyance Taxes, intangible Taxes, license and registration fees, recording fees and similar taxes and fees, if any, imposed upon the transfer of the Purchased Assets hereunder and the filing of any instruments with respect thereto (collectively, the “Transfer Taxes”) shall be paid 50% by Buyers and 50% by Sellers.

Section 6.14Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.15Buyers’ Relationship with Parent and Sellers. Buyers acknowledges that the Principal is the principal of Buyers and holds an executive role with Parent and Sellers and as such has significant knowledge regarding, and the ability to direct, significant aspects of the business and operations of Sellers. Accordingly, Buyers shall not be permitted to claim or obtain recovery for a breach by Parent or Sellers of any representation or warranty in this Agreement  or of any pre-closing covenant of Parent or Sellers in this Agreement, if such matter is actually known to Principal, or should have been known to Principal in the performance by Principal of his duties to Parent and Sellers, or arises as a result of any action or inaction on the part of Principal (unless such action or inaction was the direct result of a directive of the Board of Parent or of the individuals referenced in the “Sellers Knowledge” definition).

Section 6.16Disclosure; Investigation. BUYERS ACKNOWLEDGE AND AGREE THAT THEY (I) HAVE MADE THEIR OWN INQUIRY AND INVESTIGATION INTO, AND BASED THEREON, HAVE FORMED AN INDEPENDENT JUDGMENT CONCERNING, SELLERS, THE PURCHASED ASSETS, THE BUSINESSES, THE ASSUMED LIABILITIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND ANY OTHER ASSETS, RIGHTS, OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAVE BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SELLERS, THE PURCHASED ASSETS, THE BUSINESSES, THE ASSUMED LIABILITIES, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO AS BUYERS OR ANY OF THEIR REPRESENTATIVES HAVE REQUESTED.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT: (I) BUYERS ACKNOWLEDGE AND AGREE THAT SELLERS ARE NOT MAKING AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR EQUITY; WHETHER WITH RESPECT TO THE PURCHASED ASSETS, THE BUSINESSES, SELLERS, SELLERS’ AFFILIATES, OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), OR WITH RESPECT TO THE SUITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PURCHASED ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESSES, THE EFFECTIVENESS OR THE

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SUCCESS OF ANY OPERATIONS, THE ACCURACY, OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION, MEMORANDA, DOCUMENTS, PROJECTIONS, FORECASTS, MATERIAL, OR OTHER INFORMATION (FINANCIAL OR OTHERWISE AND WHETHER COMMUNICATED ORALLY OR IN WRITING) PROVIDED OR MADE AVAILABLE TO BUYERS OR ANY AFFILIATE OR REPRESENTATIVE THEREOF, INCLUDING IN ANY “DATA ROOMS”, “VIRTUAL DATA ROOMS”, OR MANAGEMENT PRESENTATIONS; (II) BUYERS SPECIFICALLY ACKNOWLEDGE THAT THEY ARE NOT RELYING UPON, NOR HAVE THEY RELIED UPON, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON (INCLUDING PARENT, A SELLER, ANY OF ITS OR THEIR AFFILIATES OR ANY OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF SELLERS OR ANY OF THEIR AFFILIATES), AND BUYERS ACKNOWLEDGE AND AGREE THAT SELLERS HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY; AND (III) BUYERS ACKNOWLEDGE AND AGREE THAT THEY ARE ACQUIRING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES).  Further, the Parties acknowledge that it is not the intention of the Parties to hereby amend, revise, limit or reduce the scope of any representation, warranty, covenant or other undertaking of Parent or a Seller TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT.

Article VII
Conditions to Closing; Termination

Section 7.01Conditions to Obligations of All Parties.  The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)Sellers shall have received all consents, authorizations, orders and approvals from the   Governmental Authorities referred to in Section 4.03 and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyers and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02Conditions to Obligations of Buyer.  The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers' waiver, at or prior to the Closing, of each of the following conditions:

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(a)No Action shall have been commenced against Buyers, Parent or Sellers, that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(b)All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyers at or prior to the Closing.

(c)Parent and Sellers shall have delivered to Buyers duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in 3.02(a).

(d)Buyers and Buyers’ designees shall have received all Permits that are necessary for it to conduct the Businesses as conducted by Sellers as of the Closing Date.

(e)All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyers written evidence, in form satisfactory to Buyers in their sole and absolute discretion, of the release of such Encumbrances.

(f)Buyers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers’ Closing Certificate”).

(g)Buyers shall have received a certificate signed by a duly authorized officer of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of Parent and Sellers authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)Buyers shall have received a certificate signed by a duly authorized officer of Parent certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i)Parent and Sellers shall have delivered to Buyer such other documents or instruments as Affiliated reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03Conditions to Obligations of Parent and Sellers.  The obligations of Parent and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(b)All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

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(c)Buyers shall have delivered to Sellers duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(d)Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer’s Closing Certificate”).

(e)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyers certifying that Buyer has no knowledge of any breach of a representation, warranty or covenant of Sellers.

(f)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyers authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyers certifying the names and signatures of the authorized persons of Buyers authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h)Buyers shall have delivered to Sellers such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.04Termination.  This Agreement may be terminated prior to the Closing: (a) by written agreement of Affiliated and Parent; (b) by either Affiliated or Parent, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the Outside Date (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); or (c) by either Affiliated or Parent if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable. In the event of the termination of this Agreement in accordance with this Section 7.04, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability hereunder to the other Party, its Affiliates or their respective shareholders, members, directors, managers, officers or employees; provided, however, that (x) if this Agreement is terminated by Affiliated or by Parent pursuant to Section 7.04(b), Buyers, jointly and severally, shall pay to Parent within ten (10) days of the termination of this Agreement, a “break fee” of $250,000, and (y) nothing herein will relieve any Party from liability arising out of such Party’s fraud, intentional breach of this Agreement or willful misconduct prior to such termination.

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Article VIII
Indemnification

Section 8.01Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03, Section 4.20, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, and (ii) Section 4.19 shall survive for a period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. The covenants contained in this Agreement that relate to the performance of obligations prior to the Closing shall expire upon Closing and all covenants and agreements of the Parties to be performed following the Closing shall survive the Closing for the period contemplated by their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02Indemnification By Parent and Sellers.  Subject to the other terms and conditions of this Article VIII, Parent and Sellers (the “Sellers Indemnitors”) shall jointly and severally indemnify each of the Buyers and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate delivered by or on behalf of Sellers pursuant to this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement;

(c)the California Sales Tax Liability;

(d)a Rebate Payment Overpayment;

(e)the PPP Loan; or

(f)any Excluded Asset or any Excluded Liability.

Section 8.03Indemnification By Buyers.  Subject to the other terms and conditions of this Article VIII, Buyers, jointly and severally (the “Buyers Indemnitors”), shall indemnify each of Parent, Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement or in any certificate delivered by or on behalf of Buyers pursuant to this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement;

(c)any Assumed Liability;

(d)the WARN Act (or equivalent state or local law) resulting from any actions taken by Buyers or their Affiliates after the Closing; or

(e)the Assigned Contracts.

Section 8.04Certain Limitations.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)The Sellers Indemnitors shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $250,000 of the Purchase Price (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of such amount. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $2,000,000 (the “Cap”).

(b)Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.03, Section 4.19, Section 4.20, Section 5.01, Section 5.02, and Section 5.04, (ii) the California Sales Tax Liability, the amount of any Rebate Payment Overpayment and the PPP Loan or (iii) fraud.

(c)Notwithstanding any language to the contrary in this Agreement, the maximum aggregate liability of Sellers under this Agreement shall be the amount of the Purchase Price actually paid to Sellers, except that this limitation shall not apply to any claim based upon the California Sales Tax Liability, the amount of Rebate Payment Overpayment, the PPP Loan or fraud.

(d)For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05Indemnification Procedures.  The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

Section 8.06Third-party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice

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thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third-party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-party Claim that (x) is asserted directly by or on behalf of a Person that is at the time of such claim a current supplier or customer of the Businesses, or (y) seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party assumes the defense of any Third-party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-party Claim, fails to notify the Indemnified Party promptly in writing of its election to defend as provided in this Agreement, or fails to prosecute the defense of such Third-party Claim diligently, the Indemnified Party may, subject to Section 8.07, pay, compromise, defend such Third-party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of  Section 6.07) records relating to such Third-party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-party Claim.

Section 8.07Settlement of Third-party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.07. If a firm offer is made to settle a Third-party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such

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notice, the Indemnified Party may continue to contest or defend such Third-party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-party Claim, the Indemnifying Party may settle the Third-party Claim upon the terms set forth in such firm offer to settle such Third-party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.06, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, denied or conditioned).

Section 8.08Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.09Payments; Note Offset.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to six percent per annum. Such interest shall be calculated daily on the basis of a 365/366-day year and the actual number of days elapsed.

(b)Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied, at the election of Seller Indemnitors: (i) from Seller Indemnitors; and/or (ii) by offset against amounts payable pursuant to the Cash Flow Note by reducing the principal balance evidenced by the Cash Flow Note and decreasing the amount of principal to be paid on the next principal payment date provided in the Cash Flow Note.

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Section 8.10Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.11Exclusive Remedies.  Subject to Section 2.05, Section 2.07, Section 6.06, and Section 9.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Article IX
Miscellaneous

Section 9.01Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Businesses Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02:

If to Parent and Sellers:

JanOne Inc.

325 E. Warm Springs Rd. #102

Las Vegas, NV  89119

E-mail: tissac@arcainc.com

Attention:  Mr. Tony Isaac

Chief Executive Officer

with a copy to (which shall not constitute notice):

Clark Hill LLP

1055 West Seventh Street, 24th Floor

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Los Angeles, CA 90017

E-mail: rkatz@clarkhill.com

Attention: Randolf Katz, Esq.

If to Buyers:

ARCA Affiliated Holdings Corporation

7301 Ohms Lane, Suite 20

Edina, Minnesota 54339

E-mail: virland@virlandj.onmicrosoft.com

Attention: Virland Johnson

with a copy to (which shall not constitute notice):

James J. Gatziolis

2041 N. Kenmore Avenue

Chicago, Illinois 60614

E-mail: james.gatziolis@gmail.com

Section 9.03Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 9.06Entire Agreement.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency among the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the counter-Party, which consent shall not be unreasonably withheld, delayed, denied or conditioned; provided, however, that Buyers may assign this Agreement to any of Buyers’ lenders as collateral security. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.08No Third-party Beneficiaries.  Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09Amendment and Modification; Waiver.  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA, IN EACH CASE LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF

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PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:

JanOne Inc.

By:	/s/ Tony Isaac
Name:	Tony Isaac
Title:	CEO

Sellers:

ARCA Recycling Inc.

By:	/s/ Tony Isaac
Name:	Tony Isaac
Title:	CEO

Customer Connexx LLC

By:	/s/ Tony Isaac
Name:	Tony Isaac
Title:	CEO

Buyers:

ARCA Affiliated Holdings Corporation

By:	/s/ Virland A. Johnson
Name:	Virland A. Johnson
Title:	CEO

261874275.v7	[Signature Page to Asset Purchase Agreement]

ARCA Services, Inc.

By:	/s/ Virland A. Johnson
Name:	Virland A. Johnson
Title:	CEO

Connexx Services, Inc.

By:	/s/ Virland A. Johnson
Name:	Virland A. Johnson
Title:	CEO

261874275.v7	[Signature Page to Asset Purchase Agreement]